WORLD MONITOR TRUST III - SERIES J 8-K

Exhibit 16.1

April 11, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 11, 2016 of World Monitor Trust III Series - J and are in agreement with the statements contained in paragraph 3 therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP